Exhibit 99.1

www.angieslist.com

Angie’s List Reports Fourth Quarter and Fiscal Year 2011 Results

•	Fourth quarter revenues increased to $27.4 million, up 70% over the prior year period

•	Marginal cost per acquisition (“CPA”) declined in the fourth quarter despite a marketing spend increase of $3.0 million, compared to prior year period

•	Fiscal year 2011 revenues increased to $90.0 million, up 53% compared to fiscal 2010

•	Total paid memberships of 1,074,757, up 78% year-over-year

Indianapolis, Ind. – February 22, 2012 – Angie’s List (NASDAQ: ANGI) announced today fourth quarter and fiscal year 2011 financial results for the year ended December 31, 2011.

“In 2011 Angie, the team and I continued to advance our dream of building Angie’s List into the world’s most trusted marketplace for local services,” said Angie’s List CEO, Bill Oesterle. “Angie’s List helps consumers make the important service purchases in their lives. Evidence of our progress can be seen in our 2011 results. The business and the model continued on their long path of scale, consistency and predictability.”

Key Operating Metrics

Fourth Quarter

	12/31/11	12/31/10	Change
Total paid memberships (end of period)	1,074,757	602,882	78%
Gross paid memberships added (in period)	159,289	84,992	87%
Marketing cost per paid membership acquisition (in period)	$51	$60	-15%
First-year membership renewal rate (in period)	71%	67%	+ 400 bps
Average membership renewal rate (in period)	75%	72%	+ 300 bps

Participating service providers (end of period)	24,095	15,060	60%
Total service provider contract value (end of period, in thousands)	$73,609	$43,050	71%

Fiscal Year

	12/31/11	12/31/10	Change
Total paid memberships (end of period)	1,074,757	602,882	78%

Gross paid memberships added (in period)	716,350	355,580	101%
Marketing cost per paid membership acquisition (in period)	$78	$85	-8%
First-year membership renewal rate (in period)	75%	70%	+ 500 bps
Average membership renewal rate (in period)	78%	75%	+ 300 bps

Participating service providers (end of period)	24,095	15,060	60%
Total service provider contract value (end of period, in thousands)	$73,609	$43,050	71%

Market Cohort Analysis

“In 2011, the markets in our two oldest cohorts grew at an accelerating rate, compared to 2010, while simultaneously increasing their spread between revenue and marketing expense. Our 2008 – 2010 markets more than doubled total revenue per market, total paid households and estimated penetration. These markets continued to demonstrate the same economic trends as their earlier counterparts. Based on the success of our existing sales representatives, we further scaled our sales force. In addition, we added 38 new markets, which have already started to contribute revenue to the business in 2011,” Oesterle explained.

Cohort	# of Markets	Avg. Revenue/ Market	Membership Revenue/ Paid Membership	Service Provider Revenue /Paid Membership	Avg. Marketing Expense/ Market	Total Paid Memberships	Estimated Penetration Rate	Annual Membership Growth Rate
Year Ended December 31, 2011 Results
Pre 2003	10	$3,295,499	$51.90	$105.92	$891,762	248,692	6.2%	47%
2003 - 2007	35	1,485,142	44.78	70.63	916,596	576,197	4.0%	78%
2008 - 2010	103	46,643	15.71	11.84	130,312	239,278	4.0%	119%
Post 2010	38	4,002	13.10	15.61	44,746	10,590	1.4%	n/a

	186					1,074,757
Year Ended December 31, 2010 Results
Pre 2003	10	$2,485,386	$60.16	$103.55	$496,819	168,947	4.1%	25%
2003 - 2007	35	909,451	53.26	62.91	510,450	324,531	2.2%	45%
2008 - 2010	103	21,588	17.46	9.82	71,874	109,404	1.8%	104%

	148					602,882

Fourth Quarter Results

Our fourth quarter 2011 total revenue was $27.4 million, up 70% from $16.1 million in the prior year period. Service provider revenue was the largest component of total revenue at $17.7 million and the fastest growing with an 89% revenue growth rate. We increased our marketing spend 59%, or $3.0 million, over the prior year quarter, while decreasing our CPA to $51 from $60. We incurred a net loss of $5.9 million, with selling expense of $11.4 million and marketing expense of $8.1 million, compared to a net loss of $8.2 million with selling expense of $4.8 million and marketing expense of $5.1 million in the prior year period.

Fiscal Year 2011 Results

Our total 2011 revenue was $90.0 million, up 53% from $59.0 million, comprised of membership revenue of $33.8 million and service provider revenue of $56.2 million. We increased our marketing expense 86%, or $25.9 million, over the prior year while decreasing our CPA to $78 from $85. We added a total of 716,350 new gross paid memberships in 2011, compared to adding 355,580 in 2010.

We incurred a net loss of $49.0 million for the year, with selling expense of $33.8 million and marketing expense of $56.1 million, compared to a $27.2 million loss, with selling expense of $16.9 million and marketing expense of $30.2 million, in 2010.

“In 2011, we saw opportunities to invest in growth at favorable unit economics that resulted in strong membership and service provider growth,” concluded Angie’s List CFO, Bob Millard. “Looking ahead, we plan to continue to manage the business to deliver strong unit economics and take advantage of similar opportunities to drive growth throughout our business.”

Business Outlook

The Company’s financial and operating expectations for the first quarter of 2012 are as follows:

•	Total revenue in the range of $29.0 million to $30.0 million.

•	Marketing expense in the range of $17.5 million to $18.0 million.

Conference Call Information

The company will host a conference call at 5:00 PM (ET) / 2:00 PM (PT) to discuss the quarterly financial results with the investment community. A live webcast of the event will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/

A live domestic dial-in is available at (877) 380-5664 or (253) 237-1143 internationally. An audio replay will be available at (855) 859-2056 domestically or (404) 537-3406 internationally, using Conference ID 46442280 through February 29, 2012.

Live audio webcast of the presentations will be available on Angie’s List Investor Relations website at http://investor.angieslist.com/

About Angie’s List

Angie’s List collects consumer reviews on local service providers ranging from home improvement to healthcare in more than 550 service categories. More than one million paying households in the United States rely upon Angie’s List to help them make the best hiring decisions. Members get unlimited access to local ratings via Internet or phone, exclusive discounts, the Angie’s List Magazine and help from the Angie’s List complaint resolution service.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue, future marketing expense and growth opportunities. These forward-looking statements are based on Angie’s List’s current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to accurately measure and predict revenue per paid membership, membership acquisition costs or costs associated with servicing our members; our ability to protect our brand and maintain our reputation among consumers and local service providers; our ability to attract and retain local service providers to advertise on our service; our ability to increase our pricing on memberships and service provider contracts as we increase our market penetration; our ability to replicate our business model in our less penetrated markets; our success in converting consumers and local service providers into paid memberships and participating service providers; competitive factors; our ability to stay abreast of modified or new laws and regulations applying to our business, including those regarding sales or transaction taxes and privacy regulation; our ability to adequately protect our intellectual property; our ability to manage our growth; and general economic conditions worldwide.

Further information on these factors and other risks that may affect our business is included in filings we make with the Securities and Exchange Commission (the “SEC”) from time to time, including our Registration Statement on Form S-1, particularly under the heading “Risk Factors.”

These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

Angie’s List, Inc. Unaudited Condensed Consolidated Balance Sheets (in thousands)
	December 31,
	2011	2010
Assets
Cash and cash equivalents	$88,607	$9,209
Restricted cash	300	300
Accounts receivable, net	3,937	2,662
Related-party receivable	—	64
Prepaid expenses and other current assets	11,835	5,703

Total current assets	104,679	17,938

Property and equipment, net	3,883	1,677
Goodwill	415	415
Amortizable intangible assets, net	1,555	1,145
Deferred financing fees, net	866	1,426

Total assets	$111,398	$22,601

Liabilities and shareholders’ equity (deficit)
Accounts payable	$5,266	$3,177
Accrued liabilities	10,532	6,036
Deferred membership revenue	17,153	11,648
Deferred advertising revenue	13,643	8,188
Current maturities of long-term debt	—	7,267

Total current liabilities	46,594	36,316

Long-term debt, including accrued interest	14,820	16,463
Deferred membership revenue, noncurrent	3,751	3,164
Deferred advertising revenue, noncurrent	239	261
Deferred income taxes	158	154

Total liabilities	65,562	56,358

Shareholders’ equity (deficit):
Convertible preferred stock	—	2
Common stock	65	33
Additional paid-in-capital	235,950	85,453
Treasury stock	(23,719)	(1,822)
Accumulated deficit	(166,460)	(117,423)

Total shareholders’ equity (deficit)	45,836	(33,757)

Total liabilities and shareholders’ equity (deficit)	$111,398	$22,601

Angie’s List, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Revenue
Membership	$9,733	$6,724	$33,815	$25,149
Service provider	17,716	9,385	56,228	33,890

Total revenue	27,449	16,109	90,043	59,039

Operating expenses
Operations and support	4,123	3,193	16,417	12,464
Selling	11,423	4,761	33,815	16,892
Marketing	8,131	5,105	56,122	30,237
Technology(1)	3,106	2,073	9,109	6,270
General and administrative(1)	6,010	8,206	18,740	16,302

Operating loss	(5,344)	(7,229)	(44,160)	(23,126)
Interest expense	485	999	3,004	3,966
Loss on debt extinguishment	—	—	1,830	—

Loss before income taxes	(5,829)	(8,228)	(48,994)	(27,092)
Income tax expense	43	8	43	154

Net loss	$(5,872)	$(8,236)	$(49,037)	$(27,246)

Net loss per common share—basic and diluted	$(0.14)	$(0.30)	$(1.60)	$(0.99)
Weighted average number of common shares outstanding—basic and diluted	41,131	27,855	30,656	27,604

(1) Non-cash stock-based compensation
Technology	$424	$496	$786	$496
General and administrative	1,574	5,261	3,056	6,203

Total non-cash stock-based compensation	$1,998	$5,757	$3,842	$6,699

Depreciation and amortization	$465	$358	$1,660	$1,378

CONTACT:

Investor Relations at Angie’s List

888-619-2655

investorrelations@angieslist.com

                    Or

Brinlea Johnson

The Blueshirt Group for Angie’s List

212-331-8424

brinlea@blueshirtgroup.com